Exhibit 8.1

[Jones Day Letterhead]

December 27, 2012

Georgia Gulf Corporation

115 Perimeter Center Place, Suite 460

Atlanta, Georgia 30346

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the proposed merger of Grizzly Acquisition Sub, Inc (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Georgia Gulf Corporation, a Delaware Corporation (“Georgia Gulf”), pursuant to the Agreement and Plan of Merger (as amended, the “Merger Agreement”),1 dated as of July 18, 2012, by and among PPG Industries, Inc., a Pennsylvania corporation (“PPG”), Eagle Spinco Inc., a Delaware corporation and a wholly-owned subsidiary of PPG (“Splitco”), Georgia Gulf, and Merger Sub immediately following (1) the proposed contribution by PPG to Splitco of certain assets directly held by PPG in exchange for the assumption of certain liabilities, the issuance by Splitco to PPG of shares of common stock, par value $0.001 per share, of Splitco (“Splitco Common Stock”), and the distribution by Splitco of cash and long-term debt securities of Splitco (the “Contribution”) pursuant to the Separation Agreement, dated as of July 18, 2012 (the “Separation Agreement”), by and between PPG and Splitco, and (2) the proposed distribution by PPG of Splitco Common Stock to holders of common stock, par value $1.66-2/3 per share, of PPG (the “PPG Common Stock”) in exchange for currently outstanding shares of PPG Common Stock pursuant to an exchange offer (the “Exchange Offer”) and, in the event that the Exchange Offer is undersubscribed, a pro rata distribution by PPG to holders of PPG Common Stock of any unsubscribed for shares of Splitco Common Stock (together with the Exchange Offer, the “Distribution”) pursuant to the Separation Agreement (the foregoing transactions and the other transactions contemplated by the Merger Agreement and the Separation Agreement, the “Transactions”).

In providing our opinion, we have examined the Merger Agreement, the Separation Agreement, and the other Transaction Agreements, the ruling request, which was filed with the Internal Revenue Service on June 27, 2012 in connection with the Transactions, and all supplemental submissions filed in connection therewith (together, the “Ruling Request”), and the ruling letter issued by the IRS on December 19, 2012 (together with the Ruling Request, the “Ruling Documents”), the registration statement on Form S-4 and the Schedule 14A Information Statement relating to the Transactions (as amended or supplemented through the date hereof, the “SEC Documents”), and such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinions set forth herein. In addition, we have assumed that: (i) the Transactions and

[1]

All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement and any reference herein to any document includes a reference to any exhibit, appendix, or similar attachment thereto.

Georgia Gulf Corporation

December 27, 2012

related transactions will be consummated in accordance with the provisions of the Merger Agreement, the Separation Agreement and the other Transaction Agreements and as described in the SEC Documents and the Ruling Documents (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) the statements concerning the Transactions and the parties thereto set forth in the Merger Agreement, the Separation Agreement, the other Transaction Agreements, the SEC Documents and the Ruling Documents are true, complete and correct and each of the SEC Documents and the Ruling Documents is true, complete and correct, (iii) the statements and representations (which statements and representations we have neither investigated nor verified) made by PPG, Splitco, Georgia Gulf and Merger Sub in their respective representation letters, dated as of the date hereof and delivered to us for purposes of this opinion, are true, complete, and correct as of the date hereof and will remain true, complete, and correct at all times up to and including the effective time of the Contribution, the Distribution, and the Merger, (iv) all statements and representations qualified by knowledge, belief or materiality or comparable qualification are and will be true, complete and correct as if made without such qualification, (v) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us and that all natural persons are of legal capacity, and (vi) all applicable reporting requirements have been or will be satisfied. If any of the above described assumptions is untrue for any reason, or if the Transactions are consummated in a manner that is different from the manner described in the Merger Agreement, the Separation Agreement, the other Transaction Agreements, the SEC Documents and the Ruling Documents, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of the opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Merger Agreement, the Separation Agreement, the other Transaction Agreements, the SEC Documents or the Ruling Documents other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Transactions and certain related transactions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform Georgia Gulf of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion solely in connection with the filing of the SEC Documents. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the SEC Documents, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Jones Day